                                                                    EXHIBIT 23.1
















The Board of Directors
Cell Robotics International, Inc.

We consent to the use of our report incorporated by reference herein.

Our report dated February 22, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses and negative cash flows from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                  /s/ KPMG LLP


Albuquerque, New Mexico
September 27, 2002